UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2006

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51103	80-0006224
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

100 Wall Street
New York, NY		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 968-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 5.02.   Appointment of Principal Officer

On May 4, 2006, GFI Group Inc. (“GFI”) appointed Ron Levi as the Company’s Chief Operating Officer and issued a press release announcing such appointment, a copy of which is filed as exhibit 99.1 to this Current Report on Form 8-K.

Mr. Levi, 44, has served as GFI’s Managing Director – Europe since January 2004. In such position, Mr. Levi was responsible for assisting in the development of new brokerage services and the management of GFI’s day-to-day operations in Europe. Mr. Levi joined GFI in 1993 and was appointed to the position of Managing Director in 2001. Prior to joining GFI, Mr. Levi was the Director of Fixed Income at Garban PLC.

Mr. Levi is party to an employment agreement, dated June 29, 2004, (the “Agreement”) with GFI Holdings Limited, a wholly-owned subsidiary of GFI, which will continue to govern his employment in his new position, until amended. Pursuant to the terms of the Agreement, Mr. Levi is paid an annual base salary of £200,000 (or approximately $360,540), and is eligible to receive an annual discretionary bonus in an amount to be determined by the Company. Mr. Levi is also entitled to receive all employee benefits and to participate in all insurance programs generally available to similarly situated employees. The agreement requires Mr. Levi to abide by restrictive covenants relating to non-competition, non-solicitation and non-disclosure during his employment and for specified periods following termination of employment. This summary of the Agreement is qualified in its entirety by the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01.   Financial Statements and Exhibits

(d)Exhibits:

Exhibit	Description

10.1	Employment Agreement, dated June 29, 2004.

99.1	Press release, dated May 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.

Date: May 4, 2006	By:	/s/ Scott Pintoff
	Name:	Scott Pintoff
	Title:	General Counsel and Corporate Secretary